Exhibit 10.7

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 23, 2012 (the “Effective Date”), by and between Sprouts Farmers Markets, LLC, a Delaware limited liability company (the “Company”), and Brandon Lombardi (the “Executive”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment of Executive; Duties.

1.1 Title. During the Employment Period (as defined in Section 2 hereof), the Executive’s title shall be “General Counsel and Secretary” of the Company.

1.2 Duties; PTO; Rules/Policies of the Company. The Executive shall have the executive and managerial powers and duties as may reasonably be assigned to the Executive from time to time by the Board of Managers/Directors of the Company (the “Board”) or the Chief Executive Officer of the Company; provided that such duties are commensurate with the reasonable and customary duties of a General Counsel and Secretary of similarly situated companies in the Company’s industry. The Executive will perform the Executive’s duties under this Agreement in a professional and diligent manner. Except for sick leave, reasonable vacations and excused leaves of absence, the Executive shall, throughout the Employment Period, devote all of the Executive’s working time, attention, knowledge and skills to the Executive’s duties and responsibilities under this Agreement. Executive may participate in charitable, civic and industry trade group activities, provided such activities do not interfere with Executive’s duties and responsibilities under this Agreement. The Executive will be entitled to up to 25 days of personal time off with pay (including vacation and sick days) each year of the Employment Period. The Executive shall at all times be subject to, comply with, observe and carry out: (a) the Company’s written rules, regulations, policies and codes of ethics and/or conduct applicable to all its employees generally as reasonably in effect from time to time during the Employment Period; and (b) such written rules, regulations, policies, codes of ethics and/or conduct, directions and restrictions applicable to all senior executive officers of the Company, which the Board reasonably establishes from time to time during the Employment Period.

2. Term of Employment. The term of this Agreement shall be the time period from the Effective Date through the third anniversary thereof and thereafter to such date as this Agreement is extended (the “Term”) in accordance with the following sentence. On the third annual anniversary of the Effective Date, the Term shall be extended for one additional year, unless during the prior 30 days, the Company or the Executive notifies the other in writing not to have the Term so extended. The portion of the Term during which the Executive is actually employed by the Company under this Agreement is referred to as the “Employment Period”.

[Signature Page to Lombardi Employee Agreement.

3. Compensation and General Benefits.

3.1 Base Salary.

(a) During the Employment Period, the Company agrees to pay to the Executive an annual base salary in an amount equal to $250,000 (such base salary, as may be increased from time to time pursuant to Section 3.1(b), is referred to herein as the “Base Salary”). The Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time for the payment of salaries to officers of the Company, but in no event less frequently than monthly.

(b) The Board or the Compensation Committee established by the Board (the “Compensation Committee”) shall review the Executive’s performance on an annual basis and, based on such review, may increase the Base Salary, as the Compensation Committee, acting in its sole discretion, shall determine to be reasonable and appropriate.

3.2 Bonuses.

(a) With respect to each fiscal year of the Company that ends during the Employment Period, the Executive shall be eligible to receive from the Company an annual performance bonus (the “Annual Bonus”) based upon the Company’s attainment of annual goals established by the Board or the Compensation Committee for other senior executives of the Company, which are based on the Company’s comparable store sales and earnings before interest, taxes, depreciation and amortization (“EBITDA”). The target Annual Bonus payment in any given fiscal year shall equal 25% of the applicable Base Salary for such fiscal year. Any Annual Bonus earned shall be payable in a lump sum in the fiscal year following the year to which it relates as soon as reasonably practicable following the determination thereof, and in accordance with the Company’s normal payroll practices and procedures. Except as otherwise expressly provided below or in Section 4 hereof, any Annual Bonus (or portion thereof) payable under this Section 3.2 shall not be earned and payable unless the Executive is employed by the Company on the last day of the fiscal year to which such Annual Bonus relates. All calculations of comparable store sales, EBITDA and the Annual Bonus amounts will be done in accordance with generally accepted accounting principles, consistently applied, subject to such adjustments and exclusions that are due to nonrecurring, extraordinary, or unforeseeable events as the Board or the Compensation Committee determine are equitable.

(b) As soon as reasonably practicable following the Effective Date, the Company shall pay the Executive, in a lump sum and in accordance with the Company’s normal payroll practices and procedures, a one-time signing bonus equal to $40,000.

3.3 Expenses. In addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive shall be entitled to receive reimbursement from the Company for all reasonable and necessary expenses incurred by the Executive during the Employment Period in performing the Executive’s duties hereunder on behalf of the Company, subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time.

3.4 Benefits.

(a) During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive and Executive’s dependents, to the extent they are eligible, shall be entitled to participate in all medical, dental, life, disability and vision insurance, 401(k), vacation, and other employee benefit plans, if any, made available by the Company to similarly situated employees, all in accordance with the Company’s policies concerning such plans. Executive acknowledges and agrees that the benefits of such plans may vary with duties, salary, and length of employment, and that any questions concerning eligibility, coverage or duration shall be governed by the terms of the plans or policies. Except as explicitly stated otherwise in this Agreement, the Company may modify, suspend or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated executives employed by the Company. The Company will pay 100% of the cost of the medical, dental, life, disability and vision insurance.

(b) The Company will timely reimburse the Executive for the premiums paid by the Executive for a life insurance policy of at least $5 million in death benefit and a disability insurance policy that Executive has in effect from time to time during the Employment Period (collectively, the “Life/Disability Policies”). The terms and conditions of, and the benefits payable to the Executive or his estate/beneficiaries under, the Life/Disability Policies during the Employment Period will not differ in any material adverse way from the Life/Disability Policies in place as of the Effective Date. The proceeds from the Life/Disability Policies are and will be the property of the Executive or Executive’s estate and/or beneficiaries, and not the property of the Company. Upon the end of the Employment Period, the Company will transfer to the Executive all ownership rights in the Life/Disability Policies.

3.5 Employee Stock Option. On or as soon as practicable after the Effective Date, the Company shall grant the Executive an option to purchase 25,000 Class B Units of the Company. The per Unit exercise price will equal $66.16. The remaining terms and conditions of the Executive’s option grant will be consistent with those terms and conditions that apply to options granted to other senior executives of the Company on or as soon as practicable after the Effective Date and contained in the form of an option agreement to be provided to the Executive and such other senior executives and in the Company’s Option Plan (the “Option Plan”).

4. Termination.

4.1 General. The employment of the Executive hereunder (and the Employment Period) shall terminate in accordance with the provisions of this Section 4. Except for the additional payments and/or benefits as explicitly stated herein or in the Option Plan or related option documents, upon any termination of employment, the Executive shall be entitled to only: (a) any Base Salary accrued through the date of termination but unpaid; (b) any vested and accrued benefits to be paid or provided pursuant to the terms of any Company benefit plan; and (c) any reimbursable expenses incurred during the Employment Period in accordance with Section 3.3 that are unpaid.

4.2 Death or Disability of the Executive.

(a) The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive and (ii) at the option of the Company, upon not less than 15 days’ prior written notice to the Executive or the Executive’s personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 4.2(b) hereof). Upon termination for death or Total Disability, the Company shall pay to the Executive, guardian or personal representative, as the case may be, continued Base Salary at its then current level for the lesser of (x) six months or (y) until the expiration of the then-remaining Term (as it may then have been extended but without regard to possible future extensions), and a prorated share of the Annual Bonus pursuant to Section 3.2(a) hereof (based on the Employment Period of actual employment during the fiscal year in which termination occurs) to which the Executive would have been entitled, if any, had the Executive worked the full year during which the termination occurred (the “Prorated Bonus”). The continued Base Salary and Prorated Bonus pursuant to this Section 4.2(a) shall be paid in accordance with the Company’s normal payroll practices and procedures in the same manner and at the same time as though the Executive remained employed by the Company.

(b) For purposes of this Agreement, “Total Disability” shall mean: (i) if the Executive is subject to a legal decree of incompetency from a court of competent jurisdiction (the date of such decree being deemed the date on which such disability occurred); (ii) that because of a disease, injury or other physical or mental illness or impairment, the Executive is unable to perform, with reasonable accommodation, the material duties of the Executive required hereby for a period 90 consecutive days, or 120 days within any 12 month period; or (iii) the insurer of the disability insurance portion of the Life/Disability Policies giving written notice that the Executive has qualified to receive disability insurance payments for the balance of the Term under the Life/Disability Policies.

4.3 Termination by the Company Without Cause or Resignation by the Executive For Good Reason.

(a) The Company may terminate the Executive’s employment without “Cause” (as defined in Section 4.4(a) hereof), and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time upon written notice to the Executive.

(b) The Executive may resign, and thereby terminate the Executive’s employment (and the Employment Period), at any time for “Good Reason” (as defined in Section 4.3(e) hereof), upon not less than 30 days’ prior written notice to the Company specifying in reasonable detail the reason therefor. The Company shall have a reasonable opportunity to cure any such Good Reason (to the extent possible) within 15 days after the Company’s receipt of such notice. If the Company is not seeking to cure, the Company shall not be obligated to allow the Executive to continue performing duties for the Company during the 15-day cure period and may, in its sole discretion, accelerate such termination of employment (and the Employment Period) to any date during the 15-day cure period.

(i) Executive may not terminate employment under this Agreement for Good Reason regarding any of the Company’s acts or omissions of which Executive had actual notice for 90 days or more prior to giving notice of termination for “Good Reason”.

(ii) A determination of whether the Executive legitimately has Good Reason for termination of the Executive’s employment under this Agreement, and of whether the Company has effectively cured and thus eliminated the grounds for such Good Reason, shall be made by the Board, within its sole judgment and reasonable discretion. However, the Executive shall be entitled to challenge any such determination pursuant to the provisions of Section 6.2 hereof.

(c) In the event the Executive’s employment and the Employment Period is terminated pursuant to this Section 4.3, then, subject to Section 4.3(d) hereof and the Executive’s continued compliance with the provisions of Section 5, Section 6.1 and Section 6.5, the following provisions shall apply:

(i) The Company shall continue to pay the Executive the Base Salary in effect at the end of the Employment Period as if Executive remained employed by the Company for 12 months thereafter (such period referred to herein as the “Severance Period”). All such Base Salary payments will be made in the same manner and at the same time as though the Executive remained employed by the Company during the Severance Period.

(ii) The Company shall pay an amount, payable in equal installments over the Severance Period as and when payments are made pursuant to clause (i) above, to the Executive equal to the sum of the Annual Bonus payments earned by the Executive during the past two fiscal years. If the Employment Period ended prior to the completion of two fiscal years, the aggregate Annual Bonus payments for each uncompleted year shall be deemed to be an amount equal to 25% of the Executive’s current annual Base Salary.

(iii) The Company shall pay the Executive an amount equal to the Prorated Bonus.

(iv) During the Severance Period, the Company shall reimburse the Executive for his premiums for continued health benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(d) As a condition precedent to the Executive’s right to receive the benefits set forth in Section 4.3(c) hereof; the Executive agrees to execute, within 50 days following the Executive’s date of termination (which release shall be delivered to Executive within 10 days following the date of such termination), a customary release of the Company and its respective Affiliates, officers, directors, stockholders, employees, agents, insurers, representatives and successors from and against any and all claims that the Executive may have against any Person (as defined in Section 5.4(f) hereof) relating to the Executive’s employment by the Company and the termination thereof and such release must become effective and enforceable in accordance with its terms. Such release shall be in form and substance reasonably satisfactory to the Company. The payments to the Executive under Section 4.3(c) shall be made or shall commence to be made, as the case may be, on the effective date of the release of claims set forth in this Section 4.3(d), provided that, if termination of Executive’s employment occurs within 50 days of the end of the calendar year, payment shall be made or shall commence to be made, as the case may be, on the later of (i) the effective date of the release of claims, or (ii) January 2 of the year following the year in which termination of Executive’s employment occurs, and provided further that the first payment shall include any amounts that would otherwise have been made to the Executive between the date of termination and the date of first payment.

(e) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:

(i) the Company changes the Executive’s title from that of General Counsel and Secretary; provided, however, that a change in the Executive’s duties or responsibilities in accordance with Section 1.2 without a change in the Executive’s title as General Counsel and Secretary shall not constitute “Good Reason”;

(ii) a failure of the Company to comply with any of its material obligations under this Agreement or the Option Plan; or

(iii) the Company requires the Executive to work (excluding normal travel responsibilities) at any office or location more than 50 miles from the location of the principal office of the Company in Phoenix, Arizona as of the Effective Date.

4.4 Termination by the Company For Cause, Termination by the Executive Other Than For Good Reason, or Election Not to Extend the Term.

(a) The Company may, upon action of the Board, terminate the employment of the Executive (and the Employment Period) at any time for “Cause” in accordance with Section 4.4(a); provided, however, the Company may not terminate employment under this Agreement for “Cause” regarding any of the Executive’s acts or omissions of which the Company had actual notice for 90 days or more prior to giving notice of termination for “Cause”.

(i) For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events:

(A) a failure by the Executive to comply with any of the Executive’s material obligations under this Agreement;

(B) the Executive’s having been convicted of or pleading guilty to (1) a felony or (2) a misdemeanor that causes or is reasonably likely to cause material harm to the business, financial condition or operating results of the Company or any of its subsidiaries;

(C) theft, embezzlement or fraud committed by the Executive in connection with the performance of the Executive’s duties hereunder;

(D) except as permitted hereby, the Executive’s engaging in any activity that gives rise to a material conflict with the Company or any of its subsidiaries;

(E) the misappropriation by the Executive of any material business opportunity of the Company or any of its subsidiaries, excluding any activity permitted hereby;

(F) any material failure to comply with, observe or carry out the rules, regulations, policies, directions, codes of ethics and/or conduct and restrictions applicable to its employees generally or established or approved by the Board from time to time for senior executive officers of the Company, including (without limitation), in any case, those regarding conflicts of interest; and

(G) substance abuse or use of illegal drugs that (1) materially impairs the Executive’s performance of the Executive’s duties hereunder or (2) causes or is likely to cause material harm to the business, financial condition or operating results of the Company or any of its subsidiaries.

(ii) Before the Company may terminate the Executive for Cause, the Board shall deliver to the Executive a written notice of the Company’s intent to terminate the Executive for Cause, and the Executive shall have been given a reasonable opportunity to cure any such acts or omissions (if curable) that constitute “Cause” within 30 days after the Executive’s receipt of such notice, and the Executive will have failed to timely cure any such acts or omissions.

(b) The Executive may terminate employment with the Company and end the Employment Period for any reason other than for Good Reason at any time upon not less than 30 days’ prior written notice to the Company, or either the Company or the Executive may elect not to extend or further extend the Term pursuant to Section 2 hereof, in which case the Executive’s employment shall terminate upon expiration of the Term.

4.5 Resignation from Officer Positions. Upon the termination of the Executive’s employment for any reason (unless otherwise agreed in writing by the Company and the Executive), the Executive will be deemed to have resigned, without any further action by the Executive, from any and all officer and/or director positions that the Executive, immediately prior to such termination, (a) held with the Company or any of its subsidiaries and (b) held with any other entities at the direction of, or as a result of the Executive’s affiliation with, the Company or any of its subsidiaries. If for any reason this Section 4.5 is deemed to be insufficient to effectuate such resignations, then the Executive will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, the Executive hereby designates the Secretary or any Assistant Secretary of the Company and of any subsidiary to execute any such documents or instruments as the Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or subsidiary is deemed by the Company or the subsidiary to be a more expedient means to effectuate such resignation or resignations.

4.6 Section 409A of the Code.

(a) If the Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of termination of employment, to the extent necessary to comply with Section 409A of the Code, any payment required under this Agreement shall be delayed for a period of six months after termination of employment pursuant to Section 409A of the Code, regardless of the circumstances giving rise to or the basis for such payment. Payment of such delayed amount shall be paid in a lump sum within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the delayed amount, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b) For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary separation from service of Executive within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

(c) Notwithstanding anything contained herein to the contrary, in no event shall the Company have any liability in respect of any adverse tax consequences that the Executive may incur by reason of operation of Section 409A of the Code.

5. Confidentiality, Work Product and Non-Competition and Non- Solicitation.

5.1 Confidentiality.

(a) In connection with the Executive’s employment with the Company, the Company promises to provide the Executive with access to “Confidential Information” (as defined in Section 5.4(d) hereof) in support of the Executive’s employment duties. The Executive recognizes that the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all Confidential Information. At all times, both during and after the Employment Period, the Executive shall not directly or indirectly: (i) appropriate, download, print, copy, remove, use, disclose, divulge, communicate or otherwise “Misappropriate” (as defined in

Section 5.4(e) hereof), any Confidential Information, including, without limitation, originals or copies of any Confidential Information, in any media or format, except for the benefit of the Company within the course and scope of the Executive’s employment or with the prior written consent of a majority of the Board; or (ii) encourage any action by a third party to do any of the acts described in Subsection (i) above.

(b) All Confidential Information, and all other information and property affecting or relating to the business of the Company Parties within the Executive’s possession, custody or control, regardless of form or format, shall remain, at all times, the property of the respective Company Parties, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.

(c) The Executive acknowledges and agrees that:

(i) the Executive occupies a unique position within the Company, and the Executive is and will be intimately involved in the development and/or implementation of Confidential Information;

(ii) in the event the Executive breaches this Section 5.1 with respect to any Confidential Information, such breach shall be deemed to be a Misappropriation of such Confidential Information; and

(iii) any Misappropriation of Confidential Information may result in immediate and irreparable harm to the Company.

(d) Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, the Executive shall promptly and timely notify the Company and provide a description and, if applicable, hand deliver a copy of such request to the Company. The Executive irrevocably nominates and appoints the Company as the Executive’s true and lawful attorney-in-fact to act in the Executive’s name, place and stead to perform any act that the Executive might perform to defend and protect against any disclosure of Confidential Information. The Company will be responsible for all costs and expenses incurred by the Executive in connection with the obligations under this Section 5.1(d).

(e) At any time the Company may reasonably request, during or within three years after the Employment Period, the Executive shall deliver to the Company all originals and copies of Confidential Information and all other information and property affecting or relating to the business of the Company Parties within the Executive’s possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Executive. Both during and within three years after the Employment Period, the Company shall have the right of reasonable access to review, inspect, copy and/or confiscate any Confidential Information within the Executive’s possession, custody or control.

(f) Upon termination or expiration of this Agreement, the Executive shall promptly return to the Company all Confidential Information, and all other information and property affecting or relating to the business of the Company Parties, within the Executive’s possession, custody or control, regardless of form or format, without the necessity of a prior Company request.

(g) During the Employment Period, the Executive represents and agrees that the Executive will not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that the Executive will not bring onto the premises of the Company or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of the Company.

5.2 Work Product/Intellectual Property.

(a) Assignment. The Executive hereby assigns to the Company all right, title and interest to all “Work Product” (as defined in Section 5.4(i) hereof) that (i) relates to any of the Company Parties’ actual or anticipated business, research and development or existing or future products or services, or (ii) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of any of the Company Parties (including, without limitation, any intellectual property rights).

(b) Disclosure. The Executive shall promptly disclose Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm the ownership and proprietary interest of any of the Company Parties in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Executive shall not file any patent or copyright applications related to any Work Product except with the Company’s written consent.

5.3 Non-Competition and Non-Solicitation.

(a) In consideration of and to protect the Confidential Information being provided to the Executive as stated in Section 5.1 hereof, and for other good and valuable new consideration as stated in this Agreement, including, without limitation, employment and/or continued employment with the Company, and the business relationships, Company goodwill, work experience, client, customer and/or vendor relationships and other fruits of employment that the Executive will have the opportunity to obtain, use and develop under this Agreement, and without limiting Executive’s fiduciary duties to the Company or his obligations under Sections 5.1 and 5.2 hereof, the Executive agrees to the restrictive covenants stated in this Section 5.3.

(b) From the Effective Date until the end of the Restricted Period (as defined in Section 5.4(g) hereof), the Executive agrees that the Executive will not, directly or indirectly, on the Executive’s own behalf or on the behalf of any other Person other than the Company and its Affiliates, within the Restricted Territory:

(i) engage in a Competing Business (as defined in Section 5.4(c) hereof), including, without limitation, by owning, managing, operating, controlling, being employed by, providing services as a consultant or independent contractor to or participating in the ownership, management, operation or control of any Competing Business where such activities would entail the use or disclosure of Company Work Product or Confidential Information or where such activities would result in any act of unfair competition or any unfair business practice;

(ii) induce or attempt to induce any customer, vendor, supplier, licensor or other Person in a business relationship with any Company Party, for or with which the Executive or employees working under the Executive’s supervision had any direct or indirect responsibility or contact during the Employment Period, (A) to do business with a Competing Business or (B) to cease, restrict, terminate or otherwise reduce business with the Company for the benefit of a Competing Business, regardless of whether the Executive initiates contact where such activities would entail the use or disclosure of Company Work Product or Confidential Information or where such activities would result in any act of unfair competition or any unfair business practice; or

(iii) solicit, recruit, persuade, or induce, or attempt to solicit, recruit, persuade, or induce anyone employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant), to cease or leave their employment or contractual or consulting relationship with any Company Party.

(c) The parties hereto acknowledge and agree that, notwithstanding anything in Section 5.3(b)(i) hereof, (i) the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 5.3(b)(i), as long as with respect to each such investment the securities held by the Executive do not exceed 5% of the outstanding securities of such Person and such securities are publicly traded, and (ii) the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity at the request of the Board; provided, however, that in the case of investments otherwise permitted under clause (i) above, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend the Executive’s name to, any such Person.

(d) The Executive acknowledges and agrees that, for purposes of Section 5.3(b)(i) and (ii), indirect acts by the Executive shall include, without limitation, an act by the Executive’s spouse, or other member of the Executive’s immediate family, but only to the extent controlled or directed by the Executive.

(e) The Executive acknowledges that (i) the restrictive covenants contained in this Section 5.3 hereof are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement, (ii) at the time that these restrictive covenants are made, the limitations as to time, geographic scope and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the good will and other legitimate business interests of the Company, including without limitation, Confidential Information (including trade secrets), client, customer and/or vendor relationships, client and/or customer goodwill and business productivity, (iii) in the event of termination of the Executive’s employment, the Executive’s experiences and capabilities are such that the Executive can obtain gainful employment without violating this Agreement and without the

Executive incurring undue hardship, (iv) based on the relevant benefits and other new consideration provided for in this Agreement, including, without limitation, the disclosure and use of Confidential Information, the restrictive covenants of this Section 5.3, as applicable according to their terms, shall remain in full force and effect even in the event of the Executive’s involuntary termination from employment, with or without Cause and (v) the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement and consents to the terms of the restrictive covenants in this Section 5.3, with the knowledge that this Agreement may be terminated at any time in accordance with the provisions hereof.

5.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) An “Affiliate” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(b) “Company Parties” means the Company, and its direct and indirect subsidiaries and their successors in interest.

(c) “Competing Business” means any business other than the Company and its Affiliates that engages in, owns or operates an organic and natural foods specialty retail store grocery business, including, but not limited to, Whole Foods, Sunflower Farmers Market, The Fresh Market, or Trader Joe’s.

(d) Confidential Information.

(i) Definition. “Confidential Information” means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to any of the Company Parties (as well as their customers and/or vendors) that is confidential, proprietary or a trade secret (A) by its nature, (B) based on how it is treated or designated by a Company Party, (C) because the disclosure of which would have a material adverse effect on the business or planned business of any of the Company Parties and/or (D) as a matter of law.

(ii) Exclusions. Confidential Information does not include material, data, and/or information (A) that is in the public domain through no breach of this Agreement by the Executive, (B) that has been lawfully and independently developed and publicly disclosed by third parties, or (C) that constitutes the knowledge of the Executive prior to the Employment Period or the general non-specialized knowledge and skills gained by the Executive during the Employment Period. The unauthorized appropriation, use or disclosure of

Confidential Information by the Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

(iii) Inclusions. Confidential Information includes, without limitation, the following information (including without limitation, compilations or collections of information) relating or belonging to any Company Party (as well as their clients, customers and/or vendors) and created, prepared, accessed, used or reviewed by the Executive during or after the Employment Period: (A) product and manufacturing information, such as ingredients, combinations of ingredients and manufacturing processes; (B) scientific and technical information, such as research and development, tests and test results, formulae and formulations, studies and analysis; (C) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information, margin information and financial performance information; (D) customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer-related contacts, lists, identities and prospects, practices, plans, histories, requirements and needs, price information and formulae and information concerning client or customer products, services, businesses or equipment specifications; (E) vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (F) sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (G) database, software and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including, but not limited to, e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (H) employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (I) business- and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.

(e) “Misappropriate”, or any form thereof, means:

(i) the acquisition of any Confidential Information by a Person who knows or has reason to know that the Confidential Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy or espionage through electronic or other means (each, an “Improper Means”); or

(ii) the disclosure or use of any Confidential Information without the express consent of the Company by a Person who (A) used Improper Means to acquire knowledge of the Confidential Information (B) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Confidential Information was (x) derived from or through a Person who had utilized Improper Means to acquire it, (y) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use or (z) derived from or through a Person who owed a duty to the Company to maintain its secrecy or limit its use or (C) before a material change of his or her position, knew or had reason to know that it was Confidential Information.

(f) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

(g) “Restricted Period” means the longer of (i) 12 months after the date of termination of employment (the Executive’s last day of work for the Company) or (ii) if the Executive is entitled to receive and does receive payments from the Company in accordance with Section 4.3(c) (or is entitled to receive such payments but chooses not to sign the release required by Section 4.3(d)), the Severance Period.

(h) “Restricted Territory” means the United States of America.

(i) “ Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by the Executive either alone or with others in the course of employment with the Company (including employment prior to the date of this Agreement).

5.5 Remedies. Because the Executive’s services are unique and because the Executive has access to Confidential Information, the Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 5 hereof, the Company may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy. The restrictive covenants stated in Section 5 hereof are without prejudice to the Company’s rights and causes of action at law.

5.6 Interpretation; Severability.

(a) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions and the other obligations contained in this Agreement, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate business interests.

(b) The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company’s valid business interests. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information.

6. Miscellaneous.

6.1 Non-Disparagement. Each of the parties agree that during the Employment Period or at any time thereafter, such party will not make any statements, comments or communications in any form, oral, written or electronic to any Media or any other Person, which would constitute libel, slander or disparagement of the other party, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Company or the Executive. The terms of this Section 6.1 shall not apply to communications: (a) between the Executive and the Executive’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure; (b) with respect to any legal or arbitral proceedings; or (c) evaluations or comparisons made in the ordinary course of business that are factually accurate. The parties further agree that neither party will in any way solicit any such statements, comments or communications from others.

6.2 ARBITRATION. SUBJECT TO THE RIGHTS UNDER SECTION 6.3 HEREOF TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF, BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES, CLAIMS OR CONTROVERSIES, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY OR TERMINATION FROM THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) (COLLECTIVELY, “DISPUTES”). THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION AND OTHERWISE IN THIS AGREEMENT.

(a) Mediation First. In the event either party provides a notice of arbitration of any Dispute to the other party, the parties shall promptly proceed to make a good-faith effort to settle the Dispute by agreement, in a full-day, non-binding mediation with a mediator selected from a panel of mediators of JAMS. The mediation will be governed by JAMS mediation procedures in effect at the time of the mediation. The Company shall bear the costs for mediation, including the mediator’s fees; provided, however, that the parties shall each bear their own individual attorneys’ fees and costs for mediation. If for any reason JAMS cannot serve as the mediation administrator, the American Arbitration Association (“AAA”) shall serve as an alternative mediation administrator under the terms of this Agreement. The Executive may, but is not required to, be represented by counsel in mediation. Any mediators proposed for the panel provided for in this Section 6.2(a) must be available to serve in the Agreed Venue.

(b) General Arbitration Procedure. In the event that the parties fail to settle the Dispute at the mediation required by Section 6.2(a) of this Agreement, the parties agree to submit the Dispute for binding resolution to a single arbitrator selected from a panel of JAMS arbitrators. The arbitration will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is commenced, subject to the terms and modifications of this Agreement. If for any reason JAMS cannot serve as the arbitration administrator or cannot fulfill the panel requirements of the Arbitration Provision, the AAA shall serve as an alternative arbitration administrator under the terms of this Agreement.

(c) Arbitrator Selection. To select the arbitrator, the parties shall make their respective strikes from a panel of former judges and magistrates, to the extent available from JAMS (the “Panel”). Any arbitrators proposed for the Panel provided for in this Section 6.2(c) must be available to serve in the Agreed Venue. If the parties cannot agree upon an arbitrator from the Panel or if such a panel is not available from JAMS, then the parties will next make their respective strikes from the panel of all other JAMS arbitrators available to serve in the Agreed Venue.

(d) VENUE. THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING (AND OF ANY OTHER PROCEEDING, INCLUDING ANY COURT PROCEEDING, UNDER THIS AGREEMENT) SHALL BE PHOENIX, ARIZONA (THE “AGREED VENUE”).

(e) Authority and Decision. The arbitrator shall have the authority to award the same damages and other relief that a court could award. The arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The arbitrator’s decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction. The parties will abide by and perform any award rendered by the arbitrator. In rendering the award, the arbitrator shall state the reasons therefor, including (without limitation) any computations of actual damages or offsets, if applicable.

(f) Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne solely by the Company, regardless of which party prevails. Additionally, the Company will bear all other costs related to the arbitration, assuming such costs are not expenses that the Executive would be required to bear if he were bringing the action in a court of law, regardless of which party prevails. Otherwise, the parties shall each bear their own costs, expenses and attorneys’ fees incurred in the arbitration; provided, however, that the prevailing party shall be entitled to recover and have awarded its attorneys’ fees, costs, and any other expenses directly related to the arbitration, regardless of which party initiated the arbitration, in addition to any other relief to which it may be entitled. The Executive may, but is not required to, be represented by counsel in mediation or arbitration.

(g) Limited Scope. The following are excluded from binding arbitration under this Agreement: claims for workers’ compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.

6.3 Injunctive Relief. The parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth in Section 6.2 hereof, the parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request preliminary or temporary injunctive or other equitable relief regarding the terms of Sections 5 or 6.2 hereof pending final resolution of the matters, including permanent injunctive relief, from the arbitrator. The exclusive venue of any such proceeding shall be in the Agreed Venue. The parties agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, (b) to waive any and all defenses either party may have on the grounds of lack of jurisdiction of such court and (c) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief. Evidence adduced in any such proceeding for an injunction may be used in arbitration as well. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a party hereto may have at law or in equity.

6.4 Settlement of Existing Rights. In exchange for the other terms of this Agreement, the parties each acknowledge and agree that: (a) the Executive’s entry into this Agreement is a condition of employment and/or continued employment with the Company, as applicable; (b) except as otherwise provided herein, this Agreement will replace any existing employment agreement or understanding between the Executive on the one hand, and the Company, Henry’s or any of their Affiliates on the other and thereby act as a novation, if applicable; (c) the Executive is being provided with access to Confidential Information, including, without limitation, proprietary trade secrets of one or more Company Parties, to which the Executive has not previously had access; (d) all inventions and intellectual property developed by the Executive during any past employment with Henry’s or any of its Affiliates and all goodwill developed with the clients, customers and other business contacts of the Company or its Affiliates by the Executive during any past employment with Henry’s or any of its Affiliates, as applicable, is the exclusive property of the Company; (e) all Confidential Information and/or specialized training materials accessed, created, received or utilized by the Executive during any past employment with Henry’s or any of its Affiliates, as applicable, will be subject to the restrictions on Confidential Information described in this Agreement, whether previously so agreed or not; and (f) the Executive has no outstanding claims against the Company or any of its Affiliates with respect to his prior employment with Henry’s or its Affiliates.

6.5 Post-Termination Assistance. During the Restricted Period, the Executive shall cooperate, at the reasonable request of the Company (a) in the transition of any matter for which the Executive had authority or responsibility during the Employment Period, or

(b) with respect to any other matter involving the Company for which the Executive may be of material assistance.

6.6 Entire Agreement; Waiver. This Agreement and the Exhibits hereto contains the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes any and all other prior understandings or agreements, whether written or oral. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to principles of conflict of laws.

6.8 Successors and Assigns; Binding Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their Affiliates, heirs, personal representatives, successors and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others. As used herein, the term “successor” as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation or sale of all or substantially all of such Person’s assets or equity interests.

6.9 Representation by Counsel; Independent Judgment. Each of the parties hereto acknowledges that (a) it or the Executive has read this Agreement in its entirety and understands all of its terms and conditions, (b) it or the Executive has had the opportunity to consult with any individuals of its or the Executive’s choice regarding its or the Executive’s agreement to the provisions contained herein, including legal counsel of its or the Executive’s choice, and any decision not to was the Executive’s or its alone and (c) it or the Executive is entering into this Agreement of its or the Executive’s own free will, without coercion from any source, based upon its or the Executive’s own independent judgment.

6.10 Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that the Executive, it, or the Executive’s or its counsel was the drafter thereof.

6.11 Survival. The provisions of Sections 4, 5 and 6, as applicable, hereof shall survive the termination of this Agreement.

6.12 Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or e-mail, or by postage prepaid registered or certified U.S. mail, return receipt requested, or by other delivery service which provides written evidence of delivery, as follows:

If to the Company, to:

Sprouts Farmers Markets, LLC

11811 North Tatum Blvd., Suite 2400

Phoenix, Arizona 85028

Attention: Chief Executive Officer

Facsimile: (480) 814-8017

E-mail: shonboney@sprouts.com

If to the Executive, to:

Brandon Lombardi

3507 E. Coolidge St.

Phoenix, Arizona 85018

E-mail: bflombardi@yahoo.com

or to such other address as one party may provide in writing to the other party from time to time.

6.13 No Conflicts. The Executive represents and warrants to the Company that his acceptance of employment and the performance of his duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which he is or was a party or of which he is aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement.

6.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or e-mailed transmission of any signed original document or retransmission of any signed facsimile or e-mailed transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

6.15 Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

6.16 No Third Party Beneficiary Rights. Except as otherwise provided in this Agreement, no entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.

6.17 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which Executive has agreed in writing.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, to be effective for all purposes as of the Effective Date.

THE COMPANY Sprouts Farmers Markets, LLC, a Delaware limited liability company

By:	/s/ Shon Boney

Name:	Shon Boney

Title:	Chief Executive Officer

THE EXECUTIVE

/s/ Brandon Lombardi
Name:	Brandon Lombardi

[Signature Page to Lombardi Employee Agreement]

Lombardi EA